SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ______)

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[   ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to Section 240.14a-12

INDUSTRIAL SERVICES OF AMERICA, INC.

_______________________________________

(Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement,

if other than the Registrant)

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INDUSTRIAL SERVICES OF AMERICA, INC.

_________________

Notice of Annual Meeting of Shareholders

To Be Held on June 26, 2008

_________________

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Thursday, June 26, 2008 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

(1)         To elect five (5) directors for a term expiring in 2009;

(2)         To ratify the selection of Mountjoy & Bressler, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3)         To ratify the issuance of 20,000 shares of common stock for the year ended December 31, 2007 and approve the issuance of 20,000 shares annually for each of the next four years for Mr. Brian Donaghy, our president and chief operating officer, pursuant to an employment agreement dated August 2, 2007; and

(4)         To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Industrial Services of America, Inc. recommends voting for all the above proposals.

By signing this proxy or by voting by telephone or internet, you are appointing Harry Kletter and Michael Shannonhouse as proxies, with full power of substitution to vote all shares of Industrial Services of America, Inc. common stock held by you on April 10, 2008, at the annual meeting on June 26, 2008, or at any adjournment or postponement of such meeting.

Only shareholders of record at close of business on April 10, 2008 are entitled to notice of and to vote at the annual meeting.  In the event the annual meeting should be adjourned to a date or dates later than June 26, 2008, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments.  The transfer books will not be closed.

                                                                                                By Order of the Board of Directors

                                                                                                Michael P. Shannonhouse

                                                                                                Recording Secretary of the Board of Directors

7100 Grade Lane

Louisville, Kentucky 40213

April 29, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE.  IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

INDUSTRIAL SERVICES OF AMERICA, INC.

7100 GRADE LANE

LOUISVILLE, KENTUCKY 40213

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2008 annual meeting of shareholders, which we are holding at 10:00 A.M. (Eastern Daylight Time) on Thursday, June 26, 2008 and at any and all adjournments thereof, for the purposes set forth in the accompanying notice of the meeting.

We will vote shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot.  If you do not specify a   choice, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors, (ii) the ratification of the independent registered public accounting firm for the 2008 fiscal year and (iii) the ratification of the issuance of 20,000 shares of common stock for the year ended December 31, 2007 and approval of the issuance of 20,000 shares annually for each of the next four years for Mr. Brian Donaghy, our president and chief operating officer, pursuant to an employment agreement dated August 2, 2007.  The person executing the proxy may revoke it at any time before the proxy exercises the authority thereby granted by giving written notice to our secretary, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting.  Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy.  Such expenses, however, do not include any salaries and wages of our officers and employees who participated in the preparation, assembling and mailing of the proxy statement.  In addition to the solicitation of proxies by mail, certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.  We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

The presence in person or by proxy of shareholders holding a majority of the outstanding shares of our common stock will constitute a quorum for the transaction of all business at the annual meeting.  A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors.  A shareholder may also vote for, against or abstain from voting on the proposal to ratify the selection of the independent registered public accounting firm for the 2008 fiscal year.  We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count in the number of votes cast on any matter any withheld votes or abstentions.  If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will not consider those shares as present and entitled to vote with respect to that matter.

We plan to mail this proxy statement and the accompanying form of proxy to shareholders commencing on or about April 29, 2008.

VOTING SECURITIES

Only shareholders of record at the close of business on April 10, 2008 are entitled to vote at the annual meeting or any adjournments within one hundred twenty (120) days thereof.  As of April 10, 2008 there were 3,641,899 shares of our common stock outstanding and entitled to vote plus an additional 653,101 shares of common stock held as Treasury stock.

Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

The following table sets forth information regarding beneficial ownership of our common stock as of April 10, 2008 for (i) each of our named executive officers, directors and nominees for director, (ii) each person known to management to own of record or beneficially more than five percent of our outstanding shares, and (iii) all of our executive officers and directors as a group.

	Amount and Nature		Percentage
	of Beneficial		of
Name and Address	Ownership (1)(2)(3)		Class (1)

Harry Kletter	1,302,200	(4)	35.8%
1208 Park Hills Court
Louisville, Kentucky 40207

K & R, LLC	990,400	(5)	27.2%
7100 Grade Lane
Louisville, Kentucky 40213

Roberta Kletter	334,000	(6)	9.2%
1208 Park Hills Court
Louisville, Kentucky 40207

Brian Donaghy	20,000	(7)	0.5%

Alan Schroering	10,000		0.3%

Orson Oliver	0		0.0%

Roman Epelbaum	0		0.0%

Richard Ferguson	0		0.0%

Albert Cozzi	0		0.0%

James Wiseman III	0		0.0%

All directors and executive officers
as a group	1,666,200	(8)	45.8%

(1)     The table reflects share ownership and the percentage of such share ownership as of April 10, 2008.  We have determined the percentages on the basis of 3,641,899 shares of our common stock outstanding (and exclusive of the additional 653,101 shares of common stock held as Treasury stock).

(2)     Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of common stock owned by him or it.

(3)     We have obtained information with respect to beneficial ownership from our shareholder records and from information provided by shareholders.

(4)     Includes 990,400 shares of common stock beneficially owned by K & R, LLC, the sole member of which is Harry Kletter.  Does not include the following shares of common stock, as to which Mr. Kletter disclaims beneficial ownership:  (i) 334,000 shares owned by Roberta Kletter, the spouse of Harry Kletter; (ii) 6,950 shares owned by the Harry Kletter Family Charitable Foundation, of which Mr. Kletter is a co-advisor; and (iii) 9,000 shares beneficially owned by three of the adult children of Mr. and Mrs. Kletter.

(5)     Harry Kletter as the sole member of K & R is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R.  Roberta Kletter, spouse of Mr. Kletter, is a director and vice president of K & R.  Two of Mr. Kletter's adult children are also officers of K & R.

(6)     Does not include the following shares of common stock, as to which Mrs. Kletter disclaims beneficial ownership:  (i) 1,302,200 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter; (ii) 990,400 shares of common stock owned by K & R, of which Harry Kletter is the sole member; and (iii) 9,000 shares beneficially owned by three of the adult children of Mr. and Mrs. Kletter.

(7)     Mr. Donaghy is entitled to receive 20,000 shares of our common stock per year for the next four years, upon satisfaction of certain conditions contained in an employment agreement between Mr. Donaghy, our president and chief operating officer, and us.  One of these conditions is that Mr. Donaghy complete a full year of employment with us and that our EBITDA exceeds $4.5 million for the previous fiscal year.  In no event will Mr. Donaghy receive more than 100,000 shares of our common stock under the employment agreement.

(8)     The percentage of shares owned by all directors and executive officers as a group is based on the applicable number of shares outstanding.

ITEM I. ELECTION OF DIRECTORS

The nominees for election as directors are Harry Kletter, Roman Epelbaum, Orson Oliver, Albert Cozzi and Richard Ferguson.  At the 2007 annual meeting, the shareholders elected Messrs. Kletter, Epelbaum, Oliver, Cozzi, and Ferguson for a term expiring at the 2008 annual meeting.  If elected, all directors nominated will hold office until the 2009 annual meeting and until their respective successors have been elected and qualified.

Shareholders voting at the annual meeting may not vote for more than the number of nominees listed in this proxy statement.  A plurality of the total votes cast at the annual meeting will elect the directors.  That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors.  It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefore is specifically withheld) to vote for the election of the five nominees for directors.  In the event that any of the nominees becomes unavailable (which we do not now anticipate), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board.  The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

The following table contains certain information regarding each nominee for election as director at this year's annual meeting.  The Board of Directors has determined that all directors have met the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards with the exception of Mr. Harry Kletter.  Each individual has furnished the respective information shown.

Name and		Year First
Principal Occupation		Became
with Company	Age	Director

Harry Kletter	81	1983
Chairman of the Board
and Chief Executive Officer

Roman Epelbaum	53	2002
Director

Orson Oliver	65	2005
Director

Albert Cozzi	63	2006
Director

Richard Ferguson	57	2006
Director

Nominees for Directors

HARRY KLETTER has been our director since 1983.  In October 1983, he became chairman of the Board and chief executive officer.  Mr. Kletter served as our president and chief executive officer from October 1983 until January 1988, from January 1990 until July 1991, and from August 1992 to December 1997. Mr. Kletter has served as chief executive officer continually since August 1992 and has served as president since May 2000.  Mr. Kletter is the sole shareholder of K & R.  Prior to his involvement with us, Mr. Kletter was president and chief executive officer of K & R, which is now a real estate holding company.  Prior thereto, Mr. Kletter was the president of Tri-City Industrial Services, Inc., which was involved in the transportation, disposal and management of solid waste.  Since 1980, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC, which are each real estate ventures.

ROMAN EPELBAUM has been our director since 2002.  He is an enrolled agent licensed to practice before the Internal Revenue Service. Since 1996, he has been the sole shareholder of Tax & Accounting Professionals, Inc., a Louisville, Kentucky based tax services company. From 1990 through 1996, Mr. Epelbaum, as a self-employed tax professional and accountant, provided tax and accounting services to individuals and businesses.  From 1989 to 1990, Mr. Epelbaum served as controller of Kentucky Container, Inc. and KYFI, Inc.  He worked in the tax department at Touche Ross & Company (now Deloitte & Touche, LLP) from 1983 to 1989.  From 1989 to 2002, Mr. Epelbaum served in various consulting capacities for us.

ORSON OLIVER has been our director since February 1, 2005.  He is currently an independent business consultant with over thirty-five years of experience in banking and financial consulting. Mr. Oliver began his career in 1968 as an attorney with the U.S. Treasury Department in Washington, D.C.  In September of 1975, he joined Bank of Louisville as general counsel.  In November of 1985, he became president of the Bank of Louisville.  When Branch Banking and Trust Company acquired the Bank of Louisville in 2003, the Bank of Louisville had assets of $1.6 billion and was the largest, locally managed bank in Louisville, Kentucky.  Since his retirement from banking in February of 2004, Mr. Oliver has worked as an independent general business consultant for the Al J. Schneider Company, a corporation with a number of large hotels and real estate holdings in the Louisville, Kentucky area. Since May 2004, Mr. Oliver has also worked as an independent general business consultant for PNC Bank, which is headquartered in Pittsburgh, Pennsylvania with assets of $77.3 billion.  Mr. Oliver has been a member of the board of directors of The Rawlings Company, LLC since January 1997 and the Al J. Schneider Company since February, 2004.

ALBERT A. COZZI has been our director since May 15, 2007.  Since February 2006, Mr. Cozzi has been a partner with Cozzi Consulting Group, a start-up consulting business, marking the re-entry of Mr. Cozzi into the scrap industry following a two-year non-compete agreement he had with his former employers at Metal Management, Inc.  From July 1999 to January 2004, Mr. Cozzi served as the chief executive officer of Metal Management, Inc., headquartered in Chicago, Illinois, and one of the largest full service metals recyclers in the United States.  From December 1997 to June 1999, Mr. Cozzi served as the president and chief operating officer of Metal Management, Inc.  From 1963 to 1997, Mr. Cozzi held various positions with Cozzi Iron & Metal, originally located in Chicago, Illinois, prior to its merger with Metal Management, Inc., including president from 1990 to 1997.  Mr. Cozzi received an M.B.A. from the University of Chicago.

RICHARD E. FERGUSON has been our director since May 15, 2007.  Since December 2004, Mr. Ferguson has been self-employed serving as a consultant for The ACCESS GROUP, located in Nashville, Tennessee a company that provides engineering, manufacturing consulting, project management, and maintenance services for manufacturing and industrial clients.  From November 2001 to July 2004, Mr. Ferguson served as director of venture initiatives for Commonwealth Industries in Louisville, Kentucky.  From August 1999 to September 2001, Mr. Ferguson was plant manager for Delco Remy International, headquartered in Anderson, Indiana, and from February 1998 to August 1999, he was superintendent of trim assembly for Ford Motor Company in Louisville, Kentucky.  Mr. Ferguson has a B.A. from Winston Salem University.

None of the directors holds another directorship in a company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended.  None of our directors or the nominees has any family relationship with any of our other directors or executive officers.

Governance

During 2007, the Board met six (6) times.  So far in 2008, the Board has met one (1) time.  In 2007, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

The compensation committee, comprised of independent directors Messrs. Oliver, Ferguson, Cozzi and Epelbaum, is responsible for making recommendations to the Board regarding salaries and bonuses that we pay to our executive officers, including our chief financial officer.  The compensation committee confers with our chief executive officer, Mr. Kletter, to decide upon and record our processes and procedures for the determination of executive and director compensation, including the scope of authority of the compensation committee, the extent to which the compensation committee may delegate any authority, and any role of executive officers in determining or recommending the amount or form of executive and director compensation.  The compensation committee has the authority to delegate to department supervisors decisions regarding compensation in their respective departments.  During the year ended December 31, 2007, the compensation committee met one time to establish compensation for the Board of Directors.  The committee must disclose if an executive officer served as a member of the compensation committee of another entity.  None of our executive officers served as a member of the compensation committee of another entity.

The audit committee confers with our independent registered public accounting firm regarding the scope and adequacy of annual audits; reviews reports from such independent accountants; and meets with the independent accountants to review the adequacy of our accounting principles, financial controls and policies.  The audit committee met two (2) times during the first quarter of 2008 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2007, and to review the Form 10-K annual report and related press releases for the fiscal year ended December 31, 2007.  The audit committee met four times in 2007 to review three quarterly financial filings, to review the management report from the registered public accounting firm and the 2006 Form 10-K annual report before filing, and to discuss compliance with the Sarbanes-Oxley Act.  The Board appointed Messrs. Oliver, Epelbaum, Cozzi and Ferguson to this committee at the Board meeting held May 15, 2007.  All current members of the audit committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and the Audit Committee Qualifications of Rule 4350(d)(2).  The Board of Directors has determined that Mr. Oliver is our audit committee financial expert and is independent as described in the preceding sentence. The formal report of the audit committee with respect to the year 2007 begins on page 15 herein.

The nominating committee has the power to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at our principal executive offices no later than December 30, 2008 for inclusion in the proxy statement for the following year's annual shareholder meeting.  The nominating committee's charter directs the nominating committee to investigate and assess the background and skills of potential candidates and to maintain an active file of suitable candidates for directors.  The nominating committee has the authority to engage a third party search firm to assist, but our nominating committee currently believes that our existing directors and executive management have significant networks of business contacts that likely will form the pipeline from which the nominating committee can identify candidates.

Upon identifying a candidate for serious consideration, one or more members of the nominating committee would initially interview such candidate.  If a candidate merited further consideration, the candidate would subsequently interview with all other nominating committee members (individually or as a group), meet our chief executive officer and other executive officers and ultimately meet many of the other directors.  The nominating committee would elicit feedback from all persons who met the candidate and then determine whether or not to nominate the candidate.  The nominating committee utilizes a subjective analysis to identify and analyze candidates that it proposes for nomination as directors, including but not limited to, highest personal and professional ethics and integrity, general business knowledge, interest in our business, and willingness to serve. However, there are currently no minimum qualifications or standards that we require.

We would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Florida law and the time limitation stated above.  Shareholders should address potential nominations to the nominating committee at our executive offices, which submissions we will then forward to the nominating committee.  If shareholder nominations were made, the secretary, without prior screening, would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting. The Board would then request that the nominating committee consider the shareholder nominations. The nominating committee would then perform an investigation of the candidate to determine if the candidate was qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The nominating committee undertakes a similar investigation as to the qualifications of management nominations. Consequently, there effectively would be little difference in the evaluation process of nominations whether generated by shareholders or management.  The nominating committee has no obligation to nominate any such individual for election.  We have not received any shareholder nominations for this annual meeting.  Accordingly, we have not rejected or refused to nominate any such candidates.

The nominating committee did not hire any director search firm in 2007 and, accordingly, paid no fees to any such company.  As indicated above, however, the nominating committee may do so in the future if necessary.

The Board appointed Messrs. Epelbaum, Ferguson, Cozzi and Oliver to the nominating committee at the Board of Directors meeting held May 15, 2007. The Board of Directors adopted a charter for the nominating committee at the Board of Directors meeting held January 31, 2005.  Messrs. Epelbaum, Ferguson, Cozzi and Oliver are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers  listing standards.

Neither the Board nor the nominating committee has implemented a formal policy regarding director attendance at the annual meeting.  Typically, the Board holds its annual organizational meeting directly following the annual meeting, which results in most directors being able to attend the annual meeting.  In 2007, five (5) directors attended the annual meeting.

The executive committee is one to which the Board of Directors may direct or delegate all or part of the duties and powers of the Board of Directors with the exception of those duties and powers specifically prohibited by the laws of the State of Florida.  When so designated, the executive committee shall have the authority to act in the place and stead of the Board of Directors.

The Board of Directors has adopted our Code of Ethics for the chief executive officer and financial executives, which you may find on our website at www.isa-inc.com/isafin.htm.   You may find our nominating committee charter and our audit committee charter on our website at www.isa-inc.com/isafin.htm.  We have attached the compensation committee charter as appendix A to this proxy statement.

Shareholders may communicate directly with the Board of Directors in writing by sending a letter to the Board at:  Industrial Services of America, Inc., P.O. Box 32428, 7100 Grade Lane Louisville, KY 40232 or by a secure e-mail via our website at www.isa-inc.com/isafin.htm. Our legal counsel will receive and process all communications directed to the Board of Directors and will transmit such communications to each member of the nominating committee without any editing or screening by the legal counsel.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain officers and persons who own more than ten percent (10%) of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons.  Officers, directors and greater than 10% shareholders must furnish us with copies of all forms they file under this regulation.  To our knowledge, based solely on a review of the copies of such reports furnished to us and representations from reporting persons that no other reports including Form 5s were required, all Section 16(a) filing requirements applicable to all of our officers and directors were complied with during 2007.  We have informed the reporting persons of their filing obligations.

ITEM II.  RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are planning to mail our Form 10-K annual report to shareholders for the fiscal year ended December 31, 2007, including financial statements and the report of Mountjoy & Bressler, LLP thereon, on April 29, 2008 with this proxy statement to each of our shareholders of record at the close of business on April 10, 2008.  The Board has selected Mountjoy & Bressler, LLP ("Mountjoy & Bressler") as the independent registered public accountants of our accounts for the fiscal year ending December 31, 2008.  This selection will be presented to shareholders for ratification at the annual meeting.  If the shareholders fail to ratify this selection, the Board will reconsider the matter of the selection of the independent registered public accountants.  We do not expect representatives of Mountjoy & Bressler to be present at the annual meeting. We will deem the selection of Mountjoy & Bressler ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal.  We will not count abstentions and broker non-votes as votes cast either for or against the proposal.

ITEM III.  RATIFICATION OF ISSUANCE OF 20,000 SHARES OF OUR COMMON STOCK
FOR THE YEAR ENDED DECEMBER 31, 2007 AND APPROVAL OF ISSUANCE OF 20,000 SHARES
ANNUALLY FOR EACH OF THE NEXT FOUR YEARS FOR MR. BRIAN DONAGHY, OUR PRESIDENT AND
CHIEF OPERATING OFFICER, PURSUANT TO OUR EMPLOYMENT AGREEMENT WITH HIM

Introduction:  Our management believes that we need the ability to provide incentives to our executive officers through the issuance of our common stock upon the achievement of certain corporate goals.  In connection with Mr. Brian Donaghy's selection as president and chief operating officer, we entered into an executive employment agreement with him.  During the initial term of the employment agreement, commencing on August 2, 2007 and ending on December 31, 2011, unless previously terminated, Mr. Donaghy will have the right to receive 20,000 shares of our common stock per year upon satisfaction of certain conditions, including that Mr. Donaghy has completed a full year of employment with us and that our EBITDA exceeds $4.5 million for the previous fiscal year.  Our Board of Directors has authorized the issuance of 20,000 shares to Mr. Donaghy for the year ended December 31, 2007, for which we are seeking ratification and we are further seeking approval of the future issuance of 20,000 shares per year for the next four years, all pursuant to the terms of the employment agreement.We calculate EBITDA as net income before interest expense, income tax expense, depreciation and amortization.  In no event will Mr. Donaghy receive more than 100,000 shares of our common stock under the employment agreement.

Reason for Recommendation of Board of Directors:  Although our Board of Directors has the authority under our articles of incorporation and bylaws to approve the issuance of the shares to Mr. Donaghy, and a majority of our independent directors on August 2, 2007 so approved the employment agreement with Mr. Donaghy, including the issuance of up to 100,000 shares of our common stock to him, we believe that the prudent course of action is to seek shareholder approval for the issuance of the common stock.  If we were to issue all 100,000 share today, rather than over a a five year period, assuming satisfaction of the conditions of issuance under the employment agreement, then we would increase our outstanding shares by more than 2.7% from our current 3.6 million shares.

Since we have received the majority approval of our independent directors for the employment agreement with Mr. Donaghy, including the issuance of the shares, we also believe we satisfy NASDAQ rules without shareholder approval related to the issuance of our shares to a person who we wish to employ as an executive officer or director, and as a material inducement to his employment, we offer that person shares of our common stock.

We want to recruit and retain individuals who we believe will become successful executive officers for us.  Consequently the issuance of our common stock as part of a compensation package to those individuals is important for our future performance and to provide incentives to those individuals to seek better performance.

General Effect of Transaction on Existing Shareholders:  If our shareholders approve this proposal and we issue our common stock on terms as we have described above, our shareholders will suffer dilution of their voting rights and earnings per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE ISSUANCE OF OUR COMMON STOCK AND APPROVAL OF FUTURE ISSUANCE OF OUR COMMON STOCK TO BRIAN DONAGHY PURSUANT TO OUR EMPLOYMENT AGREEMENT WITH HIM.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, paid to, or earned by our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total ($)

Harry Kletter PEO	2007 2006	$ 0 0	$ 0 0	$ - -	$ - -	$ - -	$ - -	$ 793,272 (1) 793,272	$ 793,272 793,272
Brian Donaghy COO	2007 2006	156,000 -			215,800 -	-	-	10,153 (2)	381,953
Jim Wiseman Vice President	2007 2006	136,500	10,000					20,549 (2)	167,049

(1)     Although Mr. Kletter did not receive any compensation directly from us, he received  $793,272 in 2007 and 2006 as the sole member of K & R, the lessor of our facilities, in the form of rent and consulting fees.

          A description of Mr. Harry Kletter's compensation is under Certain Transactions with respect to the K & R lease term.

(2)     The amounts reflect our contribution to the 401(k) plan and the automobile allowance for each of Messrs. Donaghy and Wiseman in the amounts of $1,000 per month and $300 per week, respectively.

We did not grant performance-based awards nor any other equity awards in 2007.

We do not have a post-employment compensation plan.

On August 2, 2007, we named Brian G. Donaghy our president and chief operating officer for an initial term commencing on August 2, 2007 and ending on December 31, 2011, unless earlier terminated.  In connection with his selection as president and chief operating officer, we entered into an executive employment agreement with him.  The executive employment agreement stipulates that Mr. Donaghy will receive a base salary of $3,000 per week or $156,000 annually, subject to a cost of living increase each January 1, plus benefits.  Mr. Donaghy will have the right to participate in all medical and hospitalization, group life insurance, retirement, and any and all other welfare and fringe benefits.  We have provided Mr. Donaghy with a term life insurance policy with a death benefit not to exceed $50,000.  We also provide Mr. Donaghy with a monthly car payment allowance the amount of which will not exceed $1,000 per month, which Mr. Donaghy has used to acquire an automobile he selected with our concurrence.  Additionally, during the initial term of the agreement, including for the year ended December 31, 2007 for which our Board of Directors authorized the grant of 20,000 shares of our common stock for Mr. Donaghy, Mr. Donaghy will have the right to receive 20,000 shares of our common stock per year, upon satisfaction of certain conditions, including that Mr. Donaghy has completed a full year of employment and that our EBITDA exceeds $4.5 million for the previous fiscal year.  In no event will Mr. Donaghy receive more than 100,000 shares of our common stock under the employment agreement.

We may terminate Mr. Donaghy's employment with or without cause.  His employment agreement provides that cause includes such things as Mr. Donaghy's failing to follow the instructions of our chief executive officer or board of directors, his failing to act in accordance with our handbook, his violating the terms of his employment agreement or any federal or state securities laws, and his violating or failing to fulfill his fiduciary duty of loyalty to us.  If we terminate Mr. Donaghy's employment without cause, then through the initial term of the agreement, or any applicable one year renewal period, we will continue to pay Mr. Donaghy his base salary as well as certain employee benefits, including any benefits he was receiving or was entitled to receive under our life, accident, dental and group health insurance plans, 401K, FSA or similar health or welfare plans at the time of his termination.  We are also required to grant Mr. Donaghy any shares of our common stock that he would have been entitled to receive during the initial term of the agreement had we not terminated him.  If, however, we terminate Mr. Donaghy's employment for cause, or if Mr. Donaghy voluntarily terminates his employment, or if his employment ends as a result of his death, we must pay him his accrued base salary through the termination date or date of death, as applicable, including any employee benefits that he is entitled to receive on that date.  He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which the termination or his death occurred, as applicable.  If Mr. Donaghy's employment ends as a result of his incapacity, he shall be entitled to receive either worker's compensation benefits or insured benefits as provided by our disability policy.  He will also be entitled to receive any shares of our common stock that he would have been entitled to receive for the year in which he became incapacitated.

In August 2007, we appointed James Wiseman III Vice President of ISA Recycling for an initial term of five (5) years.  The executive employment agreement we entered into with him through April, 2012 stipulates that Mr. Wiseman will receive a base salary of $136,500 annually.  As additional compensation, Mr. Wiseman may receive a bonus as determined from time to time by our Compensation Committee and approved by our Board of Directors.  Mr. Wiseman is eligible to participate in our benefits and deferred compensation plans including, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans.

We may terminate Mr. Wiseman's employment with or without cause.  His employment agreement defines cause as Mr. Wiseman's willful dishonesty toward, fraud upon, or deliberate injury or attempted injury to us by reason of his material breach of his employment agreement.  If Mr. Wiseman voluntarily terminates his employment or if we terminate Mr. Wiseman's employment for any reason, including if Mr. Wiseman dies or becomes incapacitated, we must pay him his accrued salary, earned bonus compensation, vested deferred compensation and any employee benefits he may be entitled to receive on the date of the termination.  Additionally, if we terminate his employment without cause, we must also continue to pay his base salary through the end of the initial term of his employment agreement.

The following table summarizes the compensation earned by or awarded to each director, other than a named executive officer, during 2007.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Albert Cozzi	$ 15,000	$ -	$ -	$ -	$ -	$ -	$15,000
Orson Oliver	11,500	-	-	-	-	969 (1)	12,469
Richard Ferguson	14,000	-	-	-	-	-	14,000
Roman Epelbaum	14,500	-	-	-	-	-	14,500

(1)     The amount reflects Mr. Oliver's use of our company vehicle during the calendar year 2007.

From January through May 2006, and in 2005 and preceding years, we granted an annual fee of $12,000 payable in equal monthly installments for all non-employee directors.  Beginning in June 2006, we granted a fee of $1,000 per Board of Directors meeting attended for all non-employee directors, plus an additional $500 per meeting for every audit or executive committee meeting attended.  Beginning in June 2007, we granted a fee of $2,000 per Board of Directors meeting attended for all non-employee directors.

Mr. Kletter receives no additional consideration for serving on the Board of Directors.  The compensation committee will determine fees for all non-employee directors elected to serve until 2009 at the first regular meeting of the Board that it will hold following the annual shareholder meeting on June 26, 2008.

Certain Transactions

K & R Lease; K & R Consulting Agreement

On February 16, 1998 our Board of Directors ratified and formalized an existing relationship in connection with (i) our leasing of the facilities from K & R and (ii) the provision of consulting services from K & R to us.  K & R is our affiliate and Harry Kletter, our chairman of the Board and chief executive officer, is the sole member of K & R.

Lease Agreement.  The lease agreement, effective as of January 1, 1998, between K & R, as landlord, and us, as tenant, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky.  The principal improvements consist of an approximately 22,750 square foot building used as the corporate office, an approximately 8,286 square foot building used for CWS offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

The initial term of the K&R lease was for ten years with two five-year option periods available thereafter.  The base rent for the first five years was $450,000 per annum.  The base rent for the second five years, beginning January 1, 2003, became $505,272 per annum, payable at the beginning of each month in an amount equal to $42,106.  The base rent for the first five-year option period, beginning January 1, 2008, became $582,000 per annum, payable at the beginning of each month in an amount equal to $48,500.  This fixed minimum rent adjusts for each five years, including for each of the option periods, in accordance with the consumer price index.  The fixed minimum rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a change in control.  We must pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses.  The K&R lease provides for our indemnification of K&R for all damages arising out of the use of or the condition of the leased premises excepting K&R's negligence.  Under the K & R lease, "change in control" means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of our outstanding stock acquires a majority of our outstanding stock, (ii) we sell or otherwise dispose of all or substantially all of our assets or business operations to any other person; or (iii) we merge or consolidate with any other person; unless, in any such case, shareholders owning a majority of our outstanding voting stock immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring us or surviving our merger or consolidation in the transaction(s).

The K & R lease provides that we may use the leased premises in our metal recycling and recycled paper sorting and bailing businesses, and for our corporate offices.  Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R), we may not (i) make any structural alterations, improvements or additions to the K & R leased premises, or (ii) assign (including a change of control) or sublet the leased premises.  The K & R lease provides our indemnification of K & R for all damages arising out of our use or condition of the leased premises excepting therefrom K & R's negligence.  The K & R lease further provides that we will agree to subordinate our leasehold interest to the mortgage interest of any mortgagee of K & R.

The K & R lease provides for our right to terminate upon damage by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the damage.  All rent ceases as of the "injury date" under these circumstances.  The K & R lease also terminates upon condemnation of the leased premises in whole, with a condemnation of a portion of the leased premises resulting in an equitable adjustment of the fixed minimum rent.

In 2004, we paid for repairs totaling $302,160 that we made to the buildings and property that we lease from K&R, located at 7100 Grade Lane, Louisville, Kentucky.  K&R executed an unsecured promissory note, dated March 25, 2005, but effective December 31, 2004, to us for the principal sum of $302,160.  K&R makes payments on the promissory note of principal and interest in ninety-six (96) monthly installments of $3,897.66. The rate of interest is five and one-half percent (5.5%) per annum.  Failure of K&R to make any payment when due under this note within fifteen (15) days of its due date shall constitute a default.  After the fifteen day period, the note shall bear interest at a rate equal to fifteen percent (15%) per annum and we have the right to exercise our remedies to collect full payment of the note.

Events of default under the K & R lease include (i) our failure to pay the fixed minimum rent for 10 days after written demand therefore, (ii) any other default in our observance or performance of any of the other covenants, agreements or conditions of the K & R lease, which shall continue for 30 days after written notice, unless we shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting us, (iv) our vacation of the leased premises, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R lease or our estate or of any of our interest to anyone other than K & R.  Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R lease and enter into and take possession of the leased premises with the right to sue for and collect all amounts due, including damages.  All payments are current.

In an addendum to the K&R lease as of January 1, 2005, our rent increased $4,000 per month as a result of the improvements made to the property in 2004.  For years 2005 and 2006, our payments to K&R of $4,000 for additional rent and the payment from K&R to us of $3,897.66 for the promissory note were offset.

K & R Consulting Agreement.  The K & R consulting agreement dated as of January 2, 1998, by and between K & R and us, remained in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provided written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. At December 31, 2007, we automatically renewed the agreement for one year.  K & R shall provide strategic planning and development to us, including advice on management activities, advertising, financial planning and mergers and acquisitions.  We are responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R consulting activities.

The K & R consulting agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate.  The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30-day period).  The K & R consulting agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the leased premises.  Upon termination, K & R agrees not to engage, directly or indirectly, in our business, or hire our employees for a period of five years and within 100 miles of our operations.  We compensate our principal shareholder and chief executive officer through consulting fees pursuant to the K & R consulting agreement.

The K & R consulting agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance.  The K & R consulting agreement further provides that K & R must maintain the confidentiality of any of our information not otherwise in the public domain or that K & R must disclose by law.

Donaghy Asset Purchase Agreement.  During 2007, we entered into an asset purchase agreement for $1,300,000 funded primarily by a note payable to Industrial Logistic Services, LLC, the sole member of which is Brian Donaghy, our president and chief operating officer, whereby we pay $20,000 per month for 60 months for various assets including tractor trailers, trucks and containers.  The note payable reflects a seven percent (7%) interest payment on the outstanding balance plus principal amortization.  We also paid ILS $100,000 cash as a portion of the purchase price at the time of execution of the asset purchase agreement.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

In accordance with its amended and restated charter the audit committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of our accounting, auditing and financial practices.  In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent registered public accountants a formal written statement describing all relationships between the registered public accountants and us that might bear on the registered public accountants' independence consistent with the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accountants' independence. The audit committee reviewed with the independent registered public accountants their audit plans, audit scope and identification of audit risk.

On February 27, 2008, the audit committee discussed and reviewed with the independent registered public accountants all communications required by generally accepted accounting standards, including those described by Section 204 of the Public Company Accounting Oversight Board and in Statement of Accounting Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent registered public accountants' examination of the financial statements.  The audit committee also discussed with the independent registered public accountants matters relating to its independence, including a review of audit and non-audit fees and written disclosures from Mountjoy & Bressler to the audit committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3200T.  The audit committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors' independence.

The audit committee reviewed our audited financial statements with the independent registered public accountants on February 27, 2008 and with management on February 27, 2008.  The audit committee met a total of two times during the first quarter of 2008 to review the report from the independent accountants and the management letter prior to releasing the Form 10-K annual report for the fiscal year ended December 31, 2007, and to review the Form 10-K annual report and related press releases for the fiscal year ended December 31, 2007.  Based upon these reviews, the audit committee recommended to the Board that our audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The audit committee has considered whether the provision of these services is compatible with maintaining accounting independence.

Orson Oliver, director and audit committee Chairman

Roman Epelbaum, director and audit committee Member

Richard E. Ferguson, director and audit committee Member

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES

The aggregate fees billed for professional services by principal accountants Mountjoy & Bressler LLP in 2007 and 2006 and former principal accountants Crowe, Chizek and Company LLC in 2006 for various services are as follows:

Audit Fees: $77,500 and $93,975 to principal accountants Mountjoy & Bressler for the years ending December 31, 2007 and 2006, respectively, and $5,300 to former principal accountants Crowe, Chizek and Company for the year ending December 31, 2006, for services rendered for the annual audit of our financial statements and the quarterly reviews of the financial statements included in our Form 10-Qs.

Audit Related Fees:  $5,425 and $5,250 to principal accountants Mountjoy & Bressler for the annual audit of our 401(k) retirement plan for the years ended December 31, 2007 and 2006, respectively.  Also, $3,450 to principal accountants Mountjoy & Bressler for accounting consultation related to Lassak options and CWS accounts payable for the year ending December 31, 2007.  Also, $4,687 to principal accountants Mountjoy & Bressler incurred for review of Form S-3 related to the exercise of stock options for the year ending December 31, 2006.

The audit committee is responsible for pre-approving all auditing services and permitted non-audit services that our independent registered public accountants are to perform, except as described below.

The audit committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services in connection with its annual review of the audit plan and will review such guidelines with the Board of Directors.  The full audit committee, or in its absence, the chair of the audit committee, may pre-approve non-audit services.  No pre-approval is necessary for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by us to the registered public accountants during the fiscal year in which the accountants provide the non-audit services, (2) we did not recognize such services at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved prior to the completion of the audit.  Neither Crowe, Chizek nor Mountjoy & Bressler in 2007 provided any such services.

SHAREHOLDER PROPOSALS

We must receive proposals of shareholders intended to be presented at the next annual meeting of shareholders at its principal executive offices in Louisville, Kentucky on or before December 30, 2008 for inclusion in the our proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

OTHER MATTERS

The Board knows of no business, which will be presented for consideration at the annual meeting other than that described above.  However, if any such other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.

By Order of the Board of Directors

Michael P. Shannonhouse
Recording Secretary of the Board of Directors

Louisville, Kentucky

April 29, 2008

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDUSTRIAL SERVICES OF AMERICA, INC.

Annual Meeting of Shareholders To Be Held on June 26, 2008			For	Withhold All	For All Except

The shareholder of record hereby appoints Harry Kletter and Michael Shannonhouse, and either of them, with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Industrial Services of America, Inc. (the "Company"), to be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Thursday, June 26, 2008, at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and at their discretion, upon such other matters as may properly come before this meeting.

1. To elect five (5) directors for a term expiring in 2009;
Harry Kletter Roman Epelbaum Orson Oliver Albert Cozzi Richard Ferguson

This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record.  If no direction is made, this Proxy will be voted FOR all proposals.

The Board of Directors recommends a vote FOR each of the following proposals:

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

			For	Against	Abstain
2. To ratify the selection of Mountjoy & Bressler, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.  To ratify the issuance of 20,000 shares of common stock for the year ended December 31, 2007 and approve the issuance of 20,000 shares annually for each of the next four years for Mr. Brian Donaghy, our president and chief operating officer, pursuant to an employment agreement dated August 2, 2007; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING

Please be sure to date and sign this proxy card in the box below.	Date

Stockholder sign above Co-holder (if any) sign above		PLEASE CHECK BOX FOR ADDRESS CHANGE AND NOTE CHANGE

Detach above card, sign, date and mail in postage paid envelope provided.

INDUSTRIAL SERVICES OF AMERICA, INC.

Only shareholders of record at close of business on April 10, 2008 are entitled to notice of and to vote at the annual meeting.  In the event the annual meeting should be adjourned to a date or dates later than June 26, 2008, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments.  The transfer books will not be closed.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE OVER THE INTERNET OR BY TELEPHONE.  IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.